[LETTERHEAD OF WESTERN PUBLISHING COMPANY, INC.]

  Dale C. Gordon
Vice President and                                   Direct Line: (414) 631-5253
 General Counsel                                       Facsimile: (414) 631-1862

                                   As of September 23, 1994

Mr. George P. Oess
5 Ironwood Court
Racine, Wisconsin 53402

Dear George:

     I make reference to any and all written or oral communications between you and Western Publishing Group, Inc. ("Group") or Western Publishing Company, Inc. ("Western") or representatives of either company regarding the terms and benefits of your employment by Western and your retirement from such employment as of the close of business on September 23, 1994.

     By your countersignature and return of the enclosed duplicate original of this Letter Agreement to me, you will confirm your agreement with all of the within terms. This letter is intended to document the full and final agreement between you, Group, Western, and any affiliates, subsidiaries, successors or assigns of either concerning the terms of your retirement, which agreement is as follows:

     1. Retirement: This Agreement shall confirm your immediate resignation, stemming from your retirement as of this date, from any and all offices and directorships currently held by you in Western and its affiliates.

     2. Separation Payments. In recognition of your long service to Western and its existing policies, Western shall pay separation pay to you by continuing your current salary for twelve months through September 23, 1995. Such payments shall be made by Western through its normal payroll system as applicable to its full-time employees from time to time (currently every other Friday), and all payments shall be net of applicable taxes. In addition, this separation benefit shall be continued if, on September 23, 1995, you are not "Employed". As used herein, "Employed" shall refer only to your employment as a full time salaried employee of an independent third party. Your self-employment, consulting work or immaterial third party employment such as the teaching of one or more business education courses or your membership on a Board of Directors shall not constitute the status of being Employed. If so extended, your separation benefit shall expire on the first to occur of your becoming "Employed" or on March 23, 1996. Separation payments are not considered for purposes of the Golden Comprehensive Security Program.

     3. Mitigation. Should you achieve earned income during the period of severance pay entitlement set forth in Paragraph 2 above, whether from being Employed, from self-employment or from limited third party employment, severance payments will be reduced by an amount equal to 50% of the gross income derived from such sources of earned income. You are obligated, if requested by Western, to provide documentation such as periodic reports whether or not you are Employed before or after the fact as to amount of such earned income.

     4. Insurance and Other Benefits Provided by Law. Western shall continue at its expense through and including the date your separation pay benefit expires pursuant to Paragraph 2, all of your (and your previously covered dependents') life, health, dental, prescription drug, vision and Executive Medical Reimbursement Plan insurance (but neither short or long term disability) benefits. Thereafter, you may continue health, dental, prescription drug, vision and EMRP insurance, at your expense, under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") for the period allowed under law. Additionally, nothing in this Letter Agreement is meant to amend, modify or limit in any way life insurance, health insurance or other benefits you or your dependents are entitled to receive under (i) Western policies as a retiree as Western's retiree policies may provide from time to time, or (ii) any obligations of law.

     5. Computer. You have agreed to purchase the personal computer you are now using in the performance of your business duties at Western. Western hereby agrees that it shall sell to you the IBM Thinkpad Model 755C, the H.P. Model 4P Printer and all accessories and software in your possession on an as-is where-is basis for a total cost of $5,000, such amount to be paid by you to Western, by means of a personal check delivered to my office on or before January 10, 1995. If not so paid, the $5,000 price shall be deducted from the first amounts thereafter due you under this letter agreement.

     6. Deferred Compensations. The "Rabbi Trust" Agreement dated April 1, 1993 between you and the Company is currently "funded" in the amount of $60,000--$30,000 on behalf of each of 1992 and 1993. Western shall contribute $30,000 to said "fund" in regard to 1994 as its final contribution thereto and the trustee shall distribute all such funds, including any interest payments due thereunder, in accordance with the trust. Payments shall be made on or before January 5, 1995.

     7. Confidentiality. You agree that you will neither disclose to anyone other than Western representatives nor use in any way any trade secrets, records, processes, compilations of information, specifications, customer lists, product information, pricing structures, marketing strategies, future strategies, or any other confidential information or knowledge pertaining to the business of Western or any of its affiliates or subsidiaries obtained by you during your employment with Western. You further represent that you have returned all documents and records which could in any manner be deemed to include such confidential information or knowledge to Western and you agree that, if any such documents and records are hereafter discovered to be in your possession, custody or control, they will be returned to Western immediately. You agree that this Section 7 shall be deemed a material part of this agreement between you and Western and, in the event of any breach of this specific section by you or your representatives, Western may elect to seek any rights or remedies it may have at law and equity or either, the latter to include injunction and specific performance, and you hereby waive the securing or posting of any bond in connection with any such equitable remedy. You and Western further agree that this Letter Agreement, as well as the terms and provisions of all prior written or oral agreements between you and Western are strictly confidential and shall not be divulged or disclosed in any way by you to any other person and that you will protect the confidentiality thereof in all regards. Western shall keep this Letter Agreement and all of its provisions confidential, except where required by law or an order of a court, administrative tribunal or similar governmental body. It is acknowledged that, as an Executive Officer of Group, proxy rules and the like will require substantial disclosures.

     8. Release. As a material inducement to Western to enter into this agreement, you hereby irrevocably and unconditionally release, acquit, and forever discharge Western, and Group, their successors, assigns, agents, directors, officers, employees, representatives, divisions, subsidiaries, departments and affiliates and all other persons acting by, through or in concert with any of them (collectively "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, actions, damages, expenses (including attorneys' fees and costs actually incurred), or rights of any and every kind or nature, accrued or unaccrued, known or unknown, which you may have or claim to have against Western, Group, or any of the Releasees.
This release pertains to but is in no way limited to all matters related to or arising out of your employment and separation of your employment from Western and all claims for separation benefits, which are not explicitly mentioned in this Letter Agreement, the enclosed letter and attachments from Patrick Hoffman dated
September 23, 1994 or otherwise provided you by law. This release further pertains to but is in no way limited to rights and claims under the Age Discrimination in Employment Act of 1967 (29
U.S.C. Section 621 et. seq.), the Wisconsin Fair Employment Act, Title VII of the Civil Rights Act and the Americans With Disabilities Act.

     9. Other Benefits. In addition to all other benefits described herein, Western shall reimburse you for reasonable fees (up to a maximum aggregate of $3,750) you incur from this date through December 31, 1995 for advice secured from Mark Imowitz and/or Arthur Andersen & Co. in regard to retirement and investment planning. The aggregate maximum is just that -- a total reimbursable for bills from one or both sources. All bills for which reimbursement is sought must be submitted on or before

January 20, 1996.

     10. Indemnification. Western hereby confirms that it shall hereafter continue to indemnify you and hold you harmless from and against any and all third party demands, claims, damages, liabilities, costs and expenses, including reasonable attorneys' fees, or causes of action arising out of your acts or omissions while an employee of Western except no such obligation shall attach in regard to instances where you incur liability because you breached or failed to perform a duty you owed to Western and such breach or failure constituted any action specified in
Section 180.0851(2)(a) of the Wisconsin Annotated Statutes Law as of this date.

     11. Entire Agreement. Western and you understand and agree that no representations or commitments were made by the parties to induce this Letter Agreement other than as expressly set forth herein. You further represent that you have had the opportunity and time to consult with legal counsel concerning the provisions of this Agreement and that you have been given twenty-one days within which to execute the same. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought. To the extent the terms of this Letter Agreement are inconsistent with those in Mr. Hoffman's letter, this Letter Agreement shall prevail.

                                  Very truly yours,

                                  WESTERN PUBLISHING GROUP, INC. AND
                                  WESTERN PUBLISHING COMPANY, INC.

                                  /s/ Dale C. Gordon

                                  Dale C. Gordon
                                  Vice President and General Counsel

Agreed and Accepted by:

/s/ George P. Oess

George P. Oess

CAUTION: THIS IS A RELEASE. CONSULT WITH AN ATTORNEY AND READ IT
BEFORE SIGNING. THIS AGREEMENT MAY BE REVOKED IN WRITING BY YOU
WITHIN SEVEN DAYS OF YOUR EXECUTION OF THE DOCUMENT.